Exhibit 99.2
FR Borco Topco, L.P. and Subsidiaries
Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2009

FR Borco Topco, L.P. and Subsidiaries
Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2009

FR Borco Topco, L.P. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$39,775	$45,110
Accounts receivable, net of allowance of $3,895 and $4,173 as of September 30, 2010 and December 31, 2009, respectively	2,091	4,281
Related party receivables	115	1,059
Inventories	1,709	1,700
Other current assets	6,126	3,157

Total current assets	49,816	55,307

Non-current assets:
Property, plant, and equipment, net of accumulated depreciation of $48,653 and $32,314 as of September 30, 2010 and December 31, 2009, respectively	533,780	518,385
Goodwill	141,346	141,346
Other intangible assets, net	254,730	264,714
Related party receivables	1,104	896
Other assets	10,322	10,971

Total assets	$991,098	$991,619

Liabilities and partners’ equity
Current liabilities:
Bank overdrafts	$—	$4,109
Trade and other payables	14,272	17,200
Derivatives	19,162	12,936
Accrued expenses and other liabilities	13,588	5,036
Current portion of long-term debt	—	15,000

Total current liabilities	47,022	54,281

Non-current liabilities:
Other liabilities	4,000	4,000
Long-term debt, less current portion	299,927	330,000

Total liabilities	350,949	388,281

Partners’ equity:
Partners’ capital	456,760	456,747
Retained earnings	55,371	25,932

Total equity attributable to FR Borco Topco, L.P.	512,131	482,679
Non-controlling interest	128,018	120,659

Total partners’ equity	640,149	603,338

Commitments and contingencies (Note 11)
Total liabilities and partners’ equity	$991,098	$991,619

The accompanying notes are an integral part of these condensed consolidated financial statements.

FR Borco Topco, L.P. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009

Operating revenue:
Rental fees	$108,577	$82,637
Berthing fees	15,986	13,441
Other ancillary services	10,728	8,930

Total operating revenues	135,291	105,008

Operating costs and expenses:
Repairs and maintenance	8,942	7,802
Payroll costs and employee benefits	14,520	14,391
Amortization	9,984	9,984
Depreciation	18,426	15,474
Fuel expenses	3,663	3,298
General and administrative	9,669	7,635
Insurance	4,825	4,499
Loss on disposal of operating assets	7,393	11,525
Gain on settlement of insurance claim	(3,837)	—
Lease expenses	4,854	6,820

Total operating expenses	78,439	81,428

Operating income	56,852	23,580

Other income (expenses):
Interest income	309	56
Interest expense	(14,324)	(13,498)
Change in fair value of derivatives	(6,226)	3,976
Other	186	2,439

Total other expenses	(20,055)	(7,027)

Net income	$36,797	$16,553

Net income attributable to noncontrolling interests	7,359	3,310

Net income attributable to controlling interests	$29,438	$13,243

The accompanying notes are an integral part of these condensed consolidated financial statements.

FR Borco Topco, L.P. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009

Operating activities
Net income	$36,797	$16,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,426	15,474
Amortization of intangible assets	9,984	9,984
Amortization of deferred financing cost	2,194	1,644
Loss on disposal of operating assets	7,393	11,525
Provision for allowance for doubtful accounts	(278)	(291)
Gain on settlement of insurance claim	(3,837)	—
Change in fair value of derivatives	6,226	(3,976)
Changes in operating assets and liabilities:
Receivables	3,204	288
Inventories	(9)	936
Other current assets	(2,969)	801
Trade and other payables	(466)	8,333
Accrued expenses and other liabilities	8,552	(5,484)
Non-current operating assets	(1,545)	26

Net cash provided by operating activities	83,672	55,813

Investing activities
Purchases of property, plant, and equipment	(43,674)	(79,679)
Proceeds from escrow account	—	25,600
Insurance recoveries	3,837	—

Net cash used in investing activities	(39,837)	(54,079)

Financing activities
Bank overdrafts decrease	(4,109)	(61)
Borrowings under working capital facility	—	15,000
Payments on term loan	(45,073)	—
Equity contributions	12	—

Net cash provided by financing activities	(49,170)	14,939

Net increase (decrease) in cash and cash equivalents	(5,335)	16,673
Cash and cash equivalents at beginning of period	45,110	26,599

Cash and cash equivalents at end of period	$39,775	$43,272

Supplemental disclosure
Cash paid for interest (net of amounts capitalized)	$15,431	$18,423
Cash paid for income taxes	—	—
Property, plant and equipment expenditures included in accounts payable	4,321	4,160
The balance of property, plant and equipment expenditures included in accounts payable as of December 31, 2009 and 2008 was $6.8 million and $0.0 million, respectively.
The accompanying notes are an integral part of these condensed consolidated financial statements.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2009
(Unaudited)
1. Description of the Business and Basis of Presentation
FR Borco Topco, L.P. (the “Company”) was registered on February 7, 2008 and is domiciled in the Cayman Islands. The Company and its subsidiaries (collectively the “Group”) are the owner and operator of an oil storage and transshipment terminal, with fuel blending and marine facilities, in Freeport, Bahamas.
The Company is an exempted limited partnership, with FR Borco GP Limited as the general partner and FR XI Offshore AIV LP as the limited partner.
The Company holds the general partner interest and 80% of the limited partner interest in FR Borco Coop Holdings, L.P. which is consolidated into the Group. Vopak Bahamas B.V. (“Vopak”) holds the remaining limited partner interest in FR Borco Coop Holdings, L.P. and is presented as a non-controlling interest in the Group.
Propernyn N.V (“Propernyn”), which at the time of acquisition was the parent of the operating company (“Baproven”), was acquired on April 29, 2008 and its results are therefore consolidated within the Group as of this date.
The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements.
The interim condensed consolidated financial statements that accompany these notes were prepared in conformity with U.S. generally accepted accounting principles, consistent in all material respects with those applied in the Group’s annual financial statements for the year ended December 31, 2009.
The Group’s functional currency is the US Dollar.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
2. Summary of Significant Accounting Policies
A description of the Company’s significant accounting policies is included in the Group’s consolidated financial statements for the year ended December 31, 2009. The accompanying condensed consolidated financial statements should be read in conjunction with the Group’s consolidated financial statements for the year ended December 31, 2009 and notes thereto.
Concentration of Credit Risk
Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, and derivative financial instruments. The Group’s cash management and investment policies are in place to restrict placement of these instruments with only financial institutions evaluated as highly creditworthy.
With respect to accounts receivable, the Group establishes credit limits and performs ongoing evaluations of its customers, generally granting uncollateralized credit terms to its customers. In addition, customers must settle all outstanding balances prior to removing the products stored at the Group’s premises.
For the nine months ended September 30, 2010 and 2009, three customers accounted for approximately 65.0% and 51.4% of revenue, respectively. As of September 30, 2010, one customer accounted for 63.1% of the accounts receivable balance. As of December 31, 2009, one customer accounted for 87.0% of the accounts receivable balance.
Derivative Instruments
The sole purpose of the Group’s derivative instruments is to cover interest rate risk arising from financing activities. Derivative instruments are included on the consolidated balance sheet at fair value. The Group’s derivative instruments, as of September 30, 2010 and December 31, 2009, have not been designated and do not qualify as hedging instruments, and accordingly all changes in fair value of the derivatives that have not been settled are recognized in current earnings. Changes in the fair value of the derivative instruments are classified as operating activities in the consolidated statement of cash flows as a non-cash reconciling item. The Group does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
2.	Summary of Significant Accounting Policies (continued)
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
US GAAP defines a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability, for example the reporting entity’s own internal data based on the best information available in the circumstances.
The carrying amounts reported for cash, receivables, bank overdrafts, trade payables and accrued expenses approximate fair value.
The Group’s derivative instruments consist of interest rate swaps. The Group uses an income approach to valuing these contracts. Interest rate yield curves, the Group’s credit spread and the counterparty’s credit spread are significant inputs into the valuation models. These inputs are observable in active markets over the terms of the instruments the Group holds, and accordingly, the Group classifies its derivative assets and liabilities as Level 2. The following table sets forth the Group’s assets and liabilities that were measured at fair value on a recurring basis, by level within the fair value hierarchy (in thousands):

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

Liabilities: interest rate contracts
September 30, 2010	$—	$19,162	$—
December 31, 2009	—	12,936	—

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
2. Summary of Significant Accounting Policies (continued)
Employee Benefits
The Group’s pension and savings plans are defined contribution plans under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension and savings plans are recognized as an employee benefit expense in the consolidated statement of operations when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.
Defined Contribution Plan: The pension contribution paid by the Group for all of its permanent employees is between 3% and 6% of regular earnings, depending on years of service and classification of employee. The amount contributed under the defined contribution plan was $274 thousand and $277 thousand for the nine months ended September 30, 2010 and 2009, respectively.
Savings Plan: The Group contributes to the savings plan up to 12% of the employees’ regular earnings. The contribution is determined according to the period of employment, employees’ contribution to the plan and the gross salary. There are no restrictions placed on the amount that can be contributed by the employee. The amount contributed under the savings plan by the Group was $443 thousand and $447 thousand for the nine months ended September 30, 2010 and 2009, respectively.
New and Updated Accounting Standards
In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires disclosure of: (i) separate fair value measurements for each class of assets and liabilities, (ii) significant transfers between level 1 and level 2 in the fair value hierarchy and the reasons for such transfers, (iii) gains and losses for the period and purchases, sales, issuances and settlements for Level 3 fair value measurements, (iv) transfers into and out of Level 3 of the hierarchy and the reasons for such transfers and (v) the valuation techniques applied and inputs used in determining Level 2 and Level 3 measurements for each class of assets and liabilities. This ASU was generally effective for interim and annual reporting periods beginning after December 15, 2009. The Group’s adoption of the applicable sections of this ASU did not have a material impact on its financial position, results of operations or cash flows. The requirements to disclose

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
2. Summary of Significant Accounting Policies (continued)
separately purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years)and are not expected to have any impact on the Group’s financial position, results of operations or cash flows.
In December 2009, the FASB issued ASU No. 2009-17 Consolidations, Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities (former FAS No. 167, Amendments to FASB Interpretation No. 46(R)). This ASU requires an enterprise to perform an analysis to determine when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under this standard, the determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The Group adopted this guidance as of January 1, 2010. The Group’s adoption did not have any impact on its financial position, results of operations or cash flows.
3. Related Party Transactions
Related party transactions not disclosed elsewhere in the consolidated financial statements are described below.
Vopak Bahamas B.V. (“Vopak”), who has a 20% non-controlling interest in the Group, acts as manager and operator of the terminal. Baproven has agreed to pay Vopak a management fee of $2.5 million per annum, adjusted annually for increases in the Consumer Price Index, to be paid on a quarterly basis in advance. In the event annual insurance expense as defined in the agreement entered into between Baproven and Vopak exceeds $6.0 million in the first three years, the annual management fee referred to above shall be reduced by the amount of such insurance excess not to exceed $1.0 million. The Group recognized management fee expense of $1.9 million for each of the nine months ended September 30, 2010 and 2009. The management fee expense is included in general and administrative expenses in the condensed consolidated statement of operations. The annual management fee has not been reduced by the amount of the insurance excess, if any, as the directors have not yet made a decision as to the types of insurance costs that will be included in the determination of the insurance excess amount.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
3. Related Party Transactions (continued)
Bahamas Oil Refining Company International Limited (“BORCO”), a subsidiary of Baproven, has agreed to pay Vopak an incentive fee following the fifth anniversary of the date of the business combination, April 29, 2008 (Effective Date), equivalent to 30% of the first $25.0 million of excess cash flow as defined in the relevant agreement and 50% of any excess cash flow over $25.0 million, provided that in no event shall such a payment exceed $15.0 million in the aggregate. Such payment shall be made no later than 120 days following the fifth anniversary from the Effective Date. To the extent that maintenance and capital expenditures are deferred or not made as contemplated, the relevant components used to determine this incentive fee shall be adjusted accordingly by the Board of Directors of one of Baproven’s shareholding entities.
In addition, Vopak is entitled to fees of up to $10.0 million to the extent that certain “greenfield” expansion is successfully completed within the budget set forth in the joint venture agreement and within five-years from the commencement of the greenfield effort. The ultimate amount of such fees is dependent upon the level of incremental storage volumes achieved relative to agreed upon thresholds. Such payment shall be made no later than 120 days following the completion of the time period provided for the greenfield expansion as per the agreement. The Group has not accrued any amounts related to the cash flow incentive and Greenfield expansion fees as management and the directors have concluded that there is insufficient information with which to make a reliable estimate of such fees as of September 30, 2010 and December 31, 2009 due to the early stages of the related development activities.
In addition, FR Borco Management Services LLC (“FRBMS”), a wholly owned subsidiary of the Group, was set up on October 14, 2009.
4. Related Party Receivables
The related party receivables are non-interest bearing. Loans may be granted to employees for up to six months of their salary and have a term of five years. Included in these employee receivables are receivables from directors and key management personnel amounting to $0.0 million and $0.8 million at September 30, 2010 and December 31, 2009, respectively.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
5. Inventories
Inventories comprise the following (in thousands):

	September 30,	December 31,
	2010	2009

Crude oil, fuel oil and related products	$172	$690
Materials and supplies	1,537	1,010

Total	$1,709	$1,700

Inventory is recorded at the lower of cost or market. Materials and supplies inventory was impaired by $0.2 million during the year ended December 31, 2009 for slow-moving and obsolete items. This expense was recorded in repairs and maintenance on the consolidated statements of operations. No impairment for these items was identified for the nine months ended September 30, 2010.
6. Other Current Assets
Other current assets comprise the following (in thousands):

	September 30,	December 31,
	2010	2009

Prepayments	$5,861	$2,952
Term deposits	198	174
Returnable deposits	67	31

Total	$6,126	$3,157

The term deposits included in other assets have original maturities of more than three months and earn interest at fixed rates ranging from 0.25% to 3.50% per annum for the nine months ended September 30, 2010 and 0.75% to 3.50% per annum for the year ended December 31, 2009.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
7. Goodwill and Intangible Assets
Goodwill
Goodwill represents the excess of the purchase price of the reporting unit over the carrying amount at the acquisition date. The changes in the carrying amount of goodwill are as follows (in thousands):

Balance as of December 31, 2009	$141,346
Goodwill acquired during the period	—
Impairment charges	—

Balance as of September 30, 2010	$141,346

Other Intangible Assets, Net
Other intangible assets, net consist of the following (in thousands):

	September 30,	December 31,
	2010	2009

Customer relationships	$141,300	$141,300
Accumulated amortization	(24,392)	(16,822)

Customer relationships, net	116,908	124,478

Concessions	142,600	142,600
Accumulated amortization	(7,658)	(5,281)

Concessions, net	134,942	137,319

Favorable lease elements	3,000	3,000
Accumulated amortization	(120)	(83)

Favorable lease elements, net	2,880	2,917

Total intangible assets, net	$254,730	$264,714

Estimated aggregate amortization expense for each of the next five years ending December 31, 2015 is $13.3 million.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
8. Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities comprise the following (in thousands):

	September 30,	December 31,
	2010	2009

Accrued expenses	$10,978	$3,036
Environmental remediation costs	6,610	6,000
Less: Long-term portions	(4,000)	(4,000)

Total	$13,588	$5,036

The environmental remediation liability balance was $6.6 million and $6.0 million as of September 30, 2010 and December 31, 2009, respectively. Of these amounts, $2.6 million and $2.0 million were classified as current in accrued expenses and other liabilities as of September 30, 2010 and December 31, 2009, respectively. The remainder is classified as non-current other liabilities. The liability is principally related to expenditures required to implement a subsurface oil remediation program and disposal of radioactive material.
9. Long-Term Debt
On April 29, 2008, the Group entered into a Credit and Guaranty Agreement whereby the lenders have agreed to extend credit to the borrower in the aggregate amount of up to $417.0 million. Within this agreement the group company FR Borco Acquisition Holdings B.V. acts as guarantor.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
9. Long-Term Debt (continued)
The loan agreement consists of the following (in thousands):

	September 30,	December 31,
	2010	2009
Secured bank loan with principal amount not in excess of $325.0 million. This loan matures in April 2016. Interest on this loan is LIBOR + 2% margin (weighted average of 2.70% from January 1, 2009 to September 30, 2010)	$284,927	$325,000
Working capital facility loan with aggregate principal amount not in excess of $85.0 million. This loan matures in April 2016. Interest on $5 million of the total drawdown was based on the prime rate in 2009 (4.25%). For the remaining $15 million of the drawdown, interest is LIBOR + 2% margin (weighted average from 2009 draw date to September 30, 2010 of 2.29%)	15,000	20,000

	299,927	345,000
Less: current portion	—	(15,000)

Total long-term debt	$299,927	$330,000

The fair value of the Group’s debt is determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves. These assumptions are observable in active markets over the terms of the facilities the Group holds. The estimated fair value of the debt was $307 million and $357 million as of September 30, 2010 and December 31, 2009, respectively. The carrying amount of the debt was $300 million and $345 million as of September 30, 2010 and December 31, 2009 respectively.
The Group pays a monthly commitment fee of 0.5% per annum on the unused balance of the working capital facility loan and debt service reserve. The total fees paid were $290 thousand and $347 thousand for the nine months ended September 30, 2010 and 2009, respectively. The fees are recognized within interest expense in the condensed consolidated statement of operations.
Outstanding indebtedness under the loan is secured by the assets of FR Borco Acquisition B.V. and its subsidiaries.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
9. Long-Term Debt (continued)
The maximum amount outstanding of long-term debt for each of the years subsequent to September 30, 2010 is approximately as follows (in thousands):

December 31, 2010	$310,000
December 31, 2011	280,000
December 31, 2012	250,000
December 31, 2013	210,000
December 31, 2014	165,000
Thereafter	115,000
The Group is subject to several covenants in connection with the loan agreement. On an annual basis, the Group’s capital expenditure in an aggregate amount, is not permitted to exceed an amount based on a calculation specified in the contract. From June 30, 2009, the Group must also comply with the interest coverage ratio as detailed in the loan agreement. Additionally, in accordance with the agreement, the Group calculates excess cashflow on a semi-annual basis, and is required to make related payments within 45 days following the calculation dates (June 30 and December 31). As a result of excess cash flows calculated in accordance with the loan agreement, the Group made payments against the loan principal amounting to $40.1 million and $0.0 million in the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. The Group was in compliance with its covenants as of September 30, 2010 and December 31, 2009.
There is an additional debt service reserve with an available principal amount up to $7.0 million that has not been drawn upon as of September 30, 2010 or December 31, 2009. This loan matures in April 2011 and interest rate on this loan is LIBOR plus a 2% margin.
10. Derivative Instruments
In connection with the loan agreement dated April 29, 2008, a floating interest rate of LIBOR plus a margin of 2% will apply for the first five years, and thereafter the margin will increase to 2.25%.
The Group entered into interest rate swaps in 2008 with two banks in order to economically hedge the risk of changing LIBOR interest rates related to the $325 million floating rate bank loan and working capital facility. Under the interest swaps the Group paid 4.032% and 4.035% fixed rates (with a balance of $121.3 million and $121.9 million as of September 30, 2010 and

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
10. Derivative Instruments (continued)
December 31, 2009, respectively). As of September 30, 2010 and December 31, 2009, the aggregate notional amount of the interest rate swaps equaled 81% and 71%, respectively, of the $300 million and $345 million respective total outstanding floating rate loans. The interest rate swaps were not designated and do not qualify as hedging instruments for accounting purposes.
The effect of changes in market rates on interest rate swaps is recognized in net income. For the nine months ended September 30, 2010 and 2009, the Group recognized a loss of $6.2 million and a gain of $4.0 million, respectively included in other income (expenses) on the statement of operations.
11. Commitments and Contingencies
Capital Expenditure Commitments
As of September 30, 2010 and December 31, 2009, the Group had commitments for capital expenditure approximating $120.4 million and $10.0 million, respectively.
Lease Commitments
Rent expense, not including supplemental expenses such as mobilization charges and operational expenses, attributable to operating leases was $4.0 million and $3.5 million for the nine months ended September 30, 2010 and 2009, respectively. As of September 30, 2010, the Group was committed to the following minimum payments for the remainder of 2010 and annually thereafter, under significant operating leases (in thousands):

2010	$1,183
2011	4,702
2012	4,711
2013	4,832
2014	3,317
Thereafter	52,272

$71,017

The Group leases four tugboats from Smit Lloyd (Antillen) N.V. for a combined daily rate of approximately $7.0 thousand. The tugboat lease agreements are due to expire on September 30, 2014 with a 5-year renewal option.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
11. Commitments and Contingencies (continued)
The Group leases approximately 300 acres of seabed from the Bahamas Government. The seabed lease payments are based on a fixed fee of $1.2 million per annum, plus a variable fee relating to activity at the terminal. The variable fee for the nine months ended September 30, 2010 and 2009 amounted to $0.5 million and $0.5 million, respectively. The seabed lease is due to expire on June 30, 2057. The terms of this lease are subject to renegotiation every three years.
The Group leases a barge from Smit Lloyd (Antillen) N.V. for a daily rate of $3.0 thousand. The lease agreement is due to expire on November 30, 2013 with a 5-year renewal option.
The Group has entered into capacity and storage leases as a lessor with remaining terms from approximately one to three years that are accounted for as operating-type leases. Future minimum payments to be received under these arrangements as of September 30, 2010, were as follows (in thousands):

2010	$37,240
2011	126,856
2012	68,940
2013	32,568
2014	—
Thereafter	—

$265,604

Litigation
The Group is involved in various legal proceedings and claims related to various matters. The Group’s operations reside in an immediate subsidiary of Baproven, and as a result, Baproven is a defendant in a number of the claims. Although the Group intends to vigorously defend these matters, the ultimate outcome of the actions cannot be predicted with certainty. The most significant matters relate to the demolition and dismantling of the oil refinery which has not been in service since 1985. Demolition was planned for 2005, however did not occur until 2010 due to various contract negotiations and resulting delays.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
11. Commitments and Contingencies (continued)
(i)	Oriental Supreme Limited (“OSL”)
Baproven is a defendant in an action commenced by OSL against Baproven and Cleveland Wrecking Company Limited (“CWCL”) for the specific performance of an agreement, whereby OSL was due to remove the scrap metal from the demolished refinery after demolition by CWCL. It is alleged that Baproven prematurely terminated the agreement with OSL.
On July 15, 2008, the Court granted an injunction against Baproven and CWCL restraining them from proceeding with the demolition work that was the subject of the agreement with OSL. On July 25, 2008, however, the injunction was set aside.
OSL has failed to file and serve a Statement of Claim within the period allowed under the Rules of Court. The Group is of the opinion that the probability of any future loss is remote. Baproven is now preparing an application for the action to be dismissed. The Company is unable to estimate the amount or range of potential loss, if any, which might result if the outcome in this matter is unfavorable.
(ii)	CWCL
In 2008, CWCL asserted a claim against Baproven for compensation of additional costs of approximately $300 thousand allegedly caused by an injunction obtained by OSL that temporarily prevented CWCL from carrying out the demolition work (please refer to the note above). Formal legal proceedings have not been commenced by CWCL against Baproven with respect of this claim.
In the opinion of Baproven’s attorney, Baproven is not obligated to compensate CWCL for additional costs allegedly suffered by reason of the injunction obtained by OSL, and believes the probability of any future loss is remote. The Company intends to vigorously defend itself in this matter and is unable to estimate the amount or range of potential loss, if any which might result if the outcome in this matter is unfavorable.
Guarantees
In connection with the loan agreement, FR Borco Acquisition Holdings B.V. and FR Borco Acquisition B.V. entered into pledge and security agreements. For detailed information on the loan refer to Note 9.

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
11. Commitments and Contingencies (continued)
Baproven is contingently liable under customs bond guarantees of $90.0 thousand and also has available a corporate credit card facility of up to $20.0 thousand. The customs bond and credit card facilities totaling $110.0 thousand, both at September 30, 2010 and December 31, 2009, have been secured by pledging term deposit balances for those amounts. These restricted cash amounts are classified as other non-current assets.
Baproven guaranteed a loan granted to a former officer by a bank by pledging term deposit balances equal to the outstanding loan amounts. The balance of the former officer’s loan as of September 30, 2010 and December 31, 2009 was $6.0 thousand and $23.0 thousand, respectively. These restricted cash amounts are classified as other non-current assets.
Other
The Bahamas is a member of The International Oil Pollution Compensation Fund 1992 (“the Fund”), which is an organization that provides compensation and assistance in respect of oil pollution resulting from oil spills. Baproven is one of the contributors to the Fund. The amount of the contribution is determined based on the quantity of oil received by each contributor. The level of contributions varies from year to year, depending largely on the pollution incidents that have occurred and the amount of compensation and claim-related expenditure which the Fund expects to pay. The amount of contributions are usually determined and billed in the fourth quarter of every year. No amounts were contributed for the nine months ended September 30, 2010 and for the year ended December 31, 2009; however, the assessment for the year ended 2010 is $542 thousand, payable by March 2011.
The Group accrues legal costs expected to be incurred related to recognized loss contingencies.
12. Income Taxes
The Group operates primarily in four jurisdictions — The Cayman Islands, Bahamas, Netherlands, and United States. The Cayman Islands does not impose an income tax. In the Bahamas, the Group operates under the Bahamian tax regime which provides for an income tax exemption in the Bahamas. In the Netherlands, the Group historically generated losses and expects this to continue for the foreseeable future. While the losses do carryover for Dutch income tax purposes, under Dutch income tax law, these losses are available to offset only

FR Borco Topco, L.P. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)
(Unaudited)
12. Income Taxes (continued)
certain types of taxable income of which the Group does not expect to generate any material amounts. FRBMS, a wholly owned subsidiary of the Group, is registered in Delaware, MD. For the nine months ended September 30, 2010, FRBMS had operations immaterial to the Group. The Group does not expect to receive any income tax benefit from the losses generated in the Netherlands and has provided a full valuation allowance against the resulting deferred tax assets. As a result, the Group has not recorded any income tax expense for the nine months ended September 30, 2010 or September 30, 2009 and has no current or deferred income tax assets or liabilities.
The effective income tax rate and the Cayman Islands’ statutory income tax rate for the Group was 0% in the nine months ended September 30, 2010 and September 30, 2009.
13. Subsequent Events
The Group has evaluated subsequent events from the balance sheet date through December 20, 2010, the date at which these condensed consolidated financial statements were available to be issued and determined there are no other items to disclose.